TRUSTCO	Exhibit 99(a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311  Fax:  (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Declares Cash Dividend

Glenville, New York – May 18, 2010

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that its Board of Directors declared a regular quarterly cash dividend of $0.0625 per share, payable July 1, 2010, to shareholders  of record at the close of  business  on June 4, 2010.  TrustCo has paid a cash dividend every year since 1904.

Chairman, President and Chief Executive Officer Robert J. McCormick noted, “We are pleased to provide our shareholders with a cash return on their investment, continuing a tradition that extends back over 100 years.  Our solid execution of a sound, conservative business plan has enabled TrustCo to continue to report profitability levels that are in the upper tier of the banking industry, and produced a balance sheet that provides our customers with an extremely strong financial partner.  We recently reported solid earnings and continued progress in growing loans and deposits for the first quarter of 2010, as well as further expansion of our net interest income.  We are encouraged by the continuation of these positive trends.”

TrustCo was recently ranked as one of the 2010 Audit Integrity Top 100.  Audit Integrity is an independent research firm that rates more than 8,000 public corporations on the quality of their corporate integrity as measured by accounting quality and corporate governance practices.  TrustCo is one of only 22 companies in the 2010 top 100 that were also included on the 2009 list, and one of just four banks on the list.  The ratings are available at www.auditintegrity.com.

TrustCo Bank Corp NY is a $3.7 billion bank holding company and through its subsidiary, Trustco Bank, operates 133 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.